Form of Payment Deferral and Acceptance Agreement

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cardax, Inc. (the “Company”) and the undersigned (the “Payee”) hereby agree to satisfy certain payment obligations as provided in this Payment Deferral and Acceptance Agreement (this “Agreement”) with full force and effect as of the Effective Date noted below (the “Effective Date”).

1. Payment in Stock or Grant of Options.

1.1. Notwithstanding the obligations of the Company to pay compensation or service fees to the Payee, the Company shall have the right and option to pay and discharge its obligations for the compensation or service fees that accrue during any fiscal quarter commencing after June 30, 2015 that has not been paid by cash as provided in this Section 1 if, in the determination of the Board, the Company does not have sufficient cash resources to pay such amounts in cash when due.

1.2. The amount that as of the end of any fiscal quarter is due and payable and has not been paid in cash shall be paid by the Company issuing common stock, par value $0.001 per share (“Common Stock”) at the Quarterly Value or granting incentive stock options to purchase Common Stock or, in the discretion of the Payee or if the Payee is not qualified to be granted incentive stock options, nonqualified stock options to purchase Common Stock so that the number of shares or options, valued at the Quarterly Value, is equal to the unpaid cash amount as of such fiscal quarter.

1.3. The initial exercise price for such options granted in accordance with Section 1.2 will be the closing price of the Common Stock as of the end of the applicable quarter, which shall be the date that any such options are granted; provided, that if such closing price is 90% or less of the closing price of the immediately prior trading date, then the initial exercise price shall be the greater of (x) the closing price as of the end of such quarter or (y) the 5 day volume weighted average closing price (“VWAP”) for the 5 trading days ending on the last trading day of such quarter.

1.4. For the purposes of this Agreement, the term “Quarterly Value” shall mean the value as of the end of the applicable quarter using the 20 day VWAP as of the end of such quarter. The value of stock options will be determined by the Company using a Black Scholes model for such 20 day VWAP with such other factors as are appropriate to accurately calculate the value of the stock options as of the end of quarter.

2. Payment of 2015 Arrears.

2.1. The amount of the accrued and unpaid obligations (“Deferred Obligations”) to the Payee that has accrued for the period from January 1, 2015 to June 30, 2015 is equal to amount set forth below.

2.1.1. “First Quarter Amount” being the amount that has accrued from January 1, 2015 to March 31, 2015, inclusive: $______________.

2.1.2. “Second Quarter Amount” being the amount that has accrued from April 1, 2015 to June 30, 2015, inclusive: $______________.

2.2. Each of the First Quarter Amount and the Second Quarter Amount shall be discharged in full by the Company granting the Employee an incentive stock option (or if the Payee is not qualified to be granted an incentive stock option, a non-qualified option) to purchase the number of shares of Common Stock with an initial exercise price equal to the following:

2.2.1. with respect to the First Quarter Amount: $0.32 per share; and

2.2.2. with respect to the Second Quarter Amount: $0.20 per share.

3. Other terms of the Stock Options. Stock options that are granted under Section 1 or Section 2 of this Agreement shall be fully vested, have the same anti-dilution protection as provided in the Company’s Class A Warrants and have a 5 year term from the date that such option is granted to the Payee; provided that if the Payee is an employee and the employment is separated, then such Payee will be required to exercise all incentive stock options within 90 days of such separation if, and to the extent that, such accelerated exercise period is required to maintain incentive stock option treatment of such options.

4. Release. Payee hereby irrevocably waives all payment defaults that are the subject of this Agreement, and any rights related thereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplement as of the date first written above.

COMPANY:

Cardax, Inc., a Delaware corporation

By:
Name:	David G. Watumull
Title:	Chief Executive Officer

PAYEE:

Name:

EFFECTIVE DATE:

June 30, 2015

The parties agree that the following options are being issued on June 30, 2015 with respect to the First Quarter Amount and the Second Quarter Amount:

Period	Shares of Common Stock	Initial Exercise Price

First Quarter Amount		$0.32 per share
Second Quarter Amount		$0.20 per share